Exhibit 99.1

Aradigm Announces Fourth Quarter 2012 and Full Year Financial Results

Hayward, CA – March 26, 2013 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Results

The Company recorded $223,000 in revenue in the fourth quarter of 2012 compared with $183,000 in revenue in the fourth quarter of 2011. Total operating expenses for the fourth quarter of 2012 were $2.4 million, compared with total operating expenses of $1.3 million for the fourth quarter of 2011. The increase in operating expenses was primarily due to higher research and development expenses related to the inhaled ciprofloxacin program. The Company’s net loss for the fourth quarter of 2012 was $2.5 million, or $0.01 per share, compared with a net loss of $1.5 million, or $0.01 per share, for the same period in 2011.

Full Year Results

Revenues for the year ended December 31, 2012 were $1.0 million, compared with revenues of $0.8 million in 2011. The increase in revenue was due to higher royalty payments from Zogenix, Inc. for the SUMAVEL® DosePro™ (sumatriptan injection) needle-free delivery system.

Total operating expenses for 2012 were $7.7 million, compared with total operating expenses of $9.3 million in 2011. Research and development expenses decreased by $1.2 million and general and administrative expenses decreased by $0.4 million. The decrease in research and development expenses reflects the completion of the ORBIT-1 bronchiectasis clinical trial of the Company’s inhaled ciprofloxacin product candidate. The decrease in general and administrative expenses was primarily due to lower executive bonus expense.

The net loss for the year ended December 31, 2012 was $8.2 million, or $0.04 per share, compared with a net loss of $9.3 million, or $0.05 per share, in 2011. The net loss reduction was primarily due to the increase in royalty revenue and the reduction in operating expenses, partially offset by higher interest expense from the royalty financing transaction.

As of December 31, 2012, cash, cash equivalents and short-term investments totaled $7.6 million.

2012 Highlights

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December 2012: closed the private placement raising $6 million in aggregate proceeds. On December 12, 2012, the Company announced that it entered into a definitive agreement for the sale of common stock to two existing shareholders, including accounts managed by First Eagle Investment Management LLC, in a private placement for aggregate gross proceeds of $6 million. Under the terms of the agreement, the Company agreed to sell an aggregate of 50,000,000 shares of common stock at a price of $0.12 per share. After deducting for fees and expenses, the net proceeds from the sale of the shares of common stock were approximately $5.5 million.

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November 2012: UK scientists report on the efficacy of Lipoquin against pneumonic plague. On November 19, 2012, the Company announced that scientists from the UK Defence Science and Technology Laboratory reported in a preliminary study that they have demonstrated that a single dose of the liposomal ciprofloxacin formulation Lipoquin administered 24 hours after exposure to a lethal dose of the bacterium Yersinia pestis provided full protection in a murine model of pneumonic plague. In comparison, a single dose of oral ciprofloxacin administered 24 hours post-exposure provided no protection.

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October 2012: Virginia Commonwealth University scientists report on the anti-inflammatory effects of Aradigm’s inhaled liposomal ciprofloxacin. On October 16, 2012, scientists from the Virginia Commonwealth University School of Pharmacy reported findings about the anti-inflammatory effects of inhaled liposomal ciprofloxacin in human bronchial lung cells stimulated by the lipopolysaccharide produced by Pseudomonas aeruginosa – one of the most significant bacterial pathogens in patients with cystic fibrosis, bronchiectasis and severe COPD.

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September 2012: UK scientists report the successful testing of Aradigm’s inhaled liposomal ciprofloxacin against Q Fever. On September 20, 2012, the Company announced that scientists from the UK Defence Science and Technology Laboratory (Dstl) and the Health Protection Agency (HPA) reported the successful testing of inhaled liposomal ciprofloxacin in a mouse model of this virulent infection. This work was conducted as part of the collaborative consortium that Aradigm formed with HPA and Dstl to evaluate the efficacy of Aradigm’s inhaled liposomal ciprofloxacin against high threat microbial agents.

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September 2012: third patent issued for Pulmaquin. On September 18, 2012, the Company announced that the United States Patent and Trademark Office (USPTO) issued an important new composition of matter patent covering formulations of liposomal and free ciprofloxacin, including its lead product candidate, Pulmaquin. The Company expects that the patent will provide new coverage for Lipoquin and extends protection for Pulmaquin until February 11, 2031.

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September 2012: additional patent issued for smoking cessation. On September 5, 2012, the Company announced that the United States Patent and Trademark Office (USPTO) issued an important method of treatment patent covering Systems and Methods for Effecting Cessation of Tobacco Use. The Company expects that the patent will provide exclusivity for specific systems utilizing inhaled nicotine formulations until January 7, 2024.

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March 2012: received clearance from the FDA for BE IND. On March 12, 2012, the Company announced that its Investigational New Drug Application (IND) to conduct a pivotal Phase 3 clinical trial of Pulmaquin (dual release ciprofloxacin for inhalation) in non-cystic fibrosis bronchiectasis (BE) was cleared by the U.S. Food and Drug Administration (FDA).

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February 2012: second patent issued for Pulmaquin. On February 21, 2012, the Company announced that the United States Patent and Trademark Office (USPTO) issued an important composition of matter patent covering formulations of liposomal and free ciprofloxacin, including its lead product candidate, Pulmaquin. The Company expects that the patent will provide exclusivity for Pulmaquin until October 22, 2028.

“In the last year, we were issued several important patents that strengthened our intellectual property portfolio and will allow us to extend exclusivity around our lead product candidate, Pulmaquin, and our inhaled nicotine program,” said Igor Gonda, the Company’s president and chief executive officer. “We have also leveraged our collaborations with university and government scientists to report exciting research findings using our product candidates against significant bacterial pathogens and high threat microbial agents.”

About inhaled ciprofloxacin (Pulmaquin™ and Lipoquin™)

Ciprofloxacin is a widely prescribed antibiotic to treat infections of the lung frequently experienced by cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (BE) patients. It is often preferred because of its broad-spectrum anti-bacterial action. The available oral and intravenous formulations of the drug are used to treat episodes of acute exacerbations of lung infections in CF patients. The Company’s once-a-day novel inhaled formulations of ciprofloxacin are encapsulated in liposomes, allowing for a sustained release of the drug within the lung and improving airway tolerability. The formulations are to be used for chronic maintenance therapy as they are expected to achieve higher antibiotic concentration at the site of infection and relatively low systemic antibiotic concentrations to minimize side-effects. Lipoquin is a liposomal formulation of ciprofloxacin. Pulmaquin is a dual release formulation that is a mixture of Lipoquin with unencapsulated ciprofloxacin. Pulmaquin has been tested extensively in preclinical tests, as well as in the ORBIT-2 Phase 2b bronchiectasis study in which outstanding antimicrobial activity coupled with good safety and tolerability was found, and, most importantly, the positive impact on prevention of exacerbations compared to placebo was also observed. The Company previously reported positive results in Phase 2a studies of 22 CF patients and 36 BE patients who received Lipoquin once-a-day for 2 (CF) or 4 (BE) weeks, respectively. Additionally, Aradigm is developing these formulations as a potential medication for the prevention and treatment of high threat and bioterrorism infections, such as inhaled anthrax, tularemia and Q fever. Aradigm has been granted orphan drug designation for liposomal ciprofloxacin for cystic fibrosis in the U.S. and the E.U., and for inhaled ciprofloxacin and for liposomal ciprofloxacin for BE in the U.S.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment and prevention of severe respiratory diseases. The Company has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhalation tularemia and anthrax infections, and smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including statements regarding extending patent exclusivity, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin, Lipoquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenue	$223	$183	$1,007	$791

Operating expenses:
Research and development	1,477	651	3,781	5,007
General and administrative	887	679	3,896	4,274
Restructuring and asset impairment	8	9	34	39

Total operating expenses	2,372	1,339	7,711	9,320

Loss from operations	(2,149)	(1,156)	(6,704)	(8,529)
Interest income	1	5	10	14
Interest expense	(395)	(370)	(1,530)	(798)
Other income (expense), net	—	2	(2)	4

Net loss	$(2,543)	$(1,519)	$(8,226)	$(9,309)

Change in unrealized gains (losses) on available-for-sale securities	—	—	(1)	—
Comprehensive loss	$(2,543)	$(1,519)	$(8,227)	$(9,309)

Basic and diluted net loss per common share	$(0.01)	$(0.01)	$(0.04)	$(0.05)

Shares used in computing basic and diluted net loss per common share	210,137	197,833	201,310	183,419

ARADIGM CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$7,414	$2,148
Short-term investments	203	6,516
Receivables	41	36
Prepaid and other current assets	106	161

Total current assets	7,764	8,861
Property and equipment, net	727	1,113
Notes receivable	—	29
Other assets	475	553

Total assets	$8,966	$10,556

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	330	196
Accrued clinical and cost of other studies	500	247
Accrued compensation	184	195
Facility lease exit obligation	144	120
Other accrued liabilities	127	86

Total current liabilities	1,285	844
Deferred rent, non-current	144	132
Facility lease exit obligation, non-current	465	609
Other non-current liabilities	—	75
Note payable and accrued interest	8,513	8,207
Shareholders’ equity (deficit)	(1,441)	689

Total liabilities and shareholders’ equity (deficit)	$8,966	$10,556

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